EXHIBIT 5.3

12 May 2006	Our Ref: IG/B491

TO THE ADDRESSEES SET OUT IN SCHEDULE 4

Dear Sirs

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Registration Statement on Form F-4 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on May 12 2006 by LPG International Inc. (the “Company”) and the execution by the Company of the Document (as defined in Schedule 1), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 7.250% Exchange Notes due 2015 (the “Notes”) for any and all of its outstanding 7.250% Notes due 2015 (the “Old Notes”). The Notes will be guaranteed by Ultrapar Participações S.A. and Oxiteno S.A. Indústria e Comércio (each, a “Guarantor”) in accordance with the provisions of the Indenture dated as of 20 December 2005 among the Company, the Guarantors, JPMorgan Chase Bank, N.A., as trustee, and other parties thereto, as amended by the Amendment to the Indenture as of 31 March 2006 (the “Indenture”).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Document nor upon the commercial terms of the transactions contemplated by the Document.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1.	The Company is a limited liability exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

2.

The Company has full corporate power, authority and legal right to execute and deliver the Document and to perform its obligations under the Document and the Notes, when duly authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, the Notes will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar

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laws affecting creditors’ rights generally and equitable principles of general applicability.

3.	The statements contained in the Prospectus constituting part of the Registration Statement under the caption “Enforcement of Civil Liabilities—Cayman Islands” insofar as such statements constitute summaries of the legal matters, documents and procedures under the laws of the Cayman Islands fairly summarize the matters referred to therein.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent save that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the captions “Validity of the New Notes” and “Enforcement of Civil Liabilities—Cayman Islands” contained in the Prospectus in such Registration Statement.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers
WALKERS

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SCHEDULE 1

List of Documents Examined

1.	The Certificate of Incorporation dated 26 April 2002, the Memorandum and Articles of Association as registered on 26 April 2002, the minute book, the Register of Members, Register of Directors and Officers, and the Register of Mortgages and Charges of the Company as maintained at its registered office in the Cayman Islands and examined by us on 12 May 2006;

2.	the Cause List and Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Courts Office, George Town, Grand Cayman as at 10:00 a.m., Cayman Islands time, on 12 May 2006;

3.	a Certificate of Good Standing dated 12 May 2006 in respect of the Company issued by the Registrar of Companies;

4.	a copy of executed minutes of a meeting of the Board of Directors of the Company dated 15 December 2005 and 2 May 2006 (the “Resolutions”);

5.	a copy of the executed Power of Attorney given by the Company in favour of Roberto Kutschat Neto and Marcello de Simone dated 15 December 2005 and a copy of the executed Power of Attorney given by the Company in favour of Roberto Kutschat Neto, Marcello de Simone and Andre Covre dated 2 May 2006 (together, the “Power of Attorney”);

6.	the Registration Statement; and

7.	a copy of the executed the Registration Rights Agreement dated 20 December 2005 between the Company, the Guarantors and the Initial Purchasers named therein (the “Document”).

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SCHEDULE 2

Assumptions

This opinion is given based upon the following assumptions:

1.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Document nor the offering of the Notes and, insofar as any obligation expressed to be incurred under the Document is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The Document is within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company) and constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all other relevant jurisdictions (other than the Cayman Islands).

3.	The choice of the laws of the jurisdiction selected to govern the Document has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

4.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other requirements of, each of the parties to the Document outside the Cayman Islands to ensure the legality, validity and enforceability of the Document has been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

5.	All conditions precedent, if any, contained in the Document has been or will be satisfied or waived.

6.	The Board of Directors of the Company considers the execution of the Document and the transactions contemplated thereby to be in the best interests of the Company.

7.	No disposition of property effected by the Document is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.

8.	The Company was on the date of execution of the Document able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by the Document is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Document the Company will be able to pay its debts as they become due from its own moneys.

9.	The originals of all documents examined in connection with this opinion are authentic, all seals thereon and the signatures and initials thereon of any person authorised to execute the Document are genuine, all such documents purporting to be sealed have been so sealed, all copies are complete and conform to their originals, and the Document conforms in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked-up to indicate all changes to such Document.

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10.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

11.	The minute book, Register of Members, Register of Directors and Officers, Register of Mortgages and Charges, Certificate of Incorporation, and Memorandum and Articles of Association of the Company examined by us on 12 May 2006 at its registered office are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

12.	The Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us at the Clerk of Courts Office, George Town, Grand Cayman at 10:00 a.m., Cayman Islands time, on 12 May 2006, covering the period six years prior to the date of search constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

13.	The meeting of the Board of Directors at which the Resolutions were duly adopted was called and held in accordance with the Articles of Association of the Company.

14.	The Power of Attorney remains in full force and effect and has not been revoked.

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SCHEDULE 3

Qualifications

This opinion is given subject to the following qualifications:

1.	The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by the Company under the Document are of a type which the courts of the Cayman Islands enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where the court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of the Document is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Document which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)	to the extent that the performance of any obligation arising under the Document would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

(h)	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(i)	the effectiveness of terms in the Document excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

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2.	Cayman Islands stamp duty will be payable if the Document is executed in, brought to, or produced before a court of the Cayman Islands. Such duty would be nominal except in the case of:

(a)	a debenture or a legal or equitable mortgage or charge of immovable property:

(i)	where the sum secured is CI$300,000 (US$360,000) or less, in which case duty would be 1% of the sum secured; or

(ii)	where the sum secured is more than CI$300,000 (US$360,000) whether initially or after further advance, in which case duty would be 1.5% of the sum secured; or

(b)	a legal or equitable mortgage or charge of movable property (not including a debenture but including a bill of sale) in which case duty would be 1.5% of the sum secured;

PROVIDED THAT no duty shall be payable where the property is situated outside the Cayman Islands and that in the case of a legal or equitable mortgage or charge granted by an exempted company, an ordinary non-resident company (as defined in the Companies Law (as amended)) or an exempted trust (as defined in the Trusts Law (as amended)) or a body corporate incorporated outside the Cayman Islands of movable property situated in the Cayman Islands or over shares in such exempted company or an ordinary non-resident company, the maximum duty payable shall be CI$500.00 (US$600.00); or

(c)	any note evidencing indebtedness, in which case duty of CI$0.25 per CI$100 or part thereof of the face value of each note, subject to a maximum of CI$250, is payable, unless, the notes are issued as part of a series by an exempted company or by an ordinary non-resident company (as defined in the Companies Law (as amended)) or by a body corporate incorporated outside the Cayman Islands, in which case a duty of CI$500 in respect of the instrument creating the notes may be paid and thereafter no further stamp duty in respect of such notes is payable.

3.	A certificate, determination, calculation or designation of any party to the Document as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4.	If any provision of the Document is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts notwithstanding any express provisions in this regard.

5.	In principle, a person who claims to be entitled pursuant to a contract to recover the legal fees and expenses incurred in enforcing that contract shall be entitled to judgment for the amount of legal fees and expenses found due under the contract and such amount shall not be subject to taxation pursuant to the applicable rule of court. However, the applicable rule (GCR Order 62, rule 4(3)) has been in force only since 1 January 2002 and there remains some uncertainty as to the way in which it will be applied in practice.

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6.	A conveyance, mortgage, charge or other security interest granted or made by a company at a time when that company was unable to pay its debts as they fell due, and made or granted in favour of a creditor with a dominant intention to give that creditor a preference over the other creditors of the company, would be void pursuant to Section 168(1) of the Companies Law (as amended), if within 6 months thereof a petition is presented to the Grand Court of the Cayman Islands for the winding-up of such company, or a resolution is passed for the voluntary winding-up of the company.

7.	Under the Fraudulent Dispositions Law (as amended), any disposition of property made with an intent to defraud (which means an intention by the party disposing of the property to wilfully defeat an obligation owed to a creditor) and at an undervalue, shall be voidable at the instance of the creditor thereby prejudiced.

8.	Notwithstanding any purported date of execution in the Document the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Document may provide that they have retrospective effect as between the parties thereto alone.

9.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy (together “Sanctions”) extended to the Cayman Islands by the Order of Her Majesty in Council. At this date, Sanctions currently extend to Cote d’Ivoire, Zimbabwe, Iraq, Sierra Leone, Liberia, Somalia, Rwanda, Afghanistan, the Taliban (an Afghan political faction which calls itself the Islamic Emirate of Afghanistan), Burma, the Sudan, the former Yugoslavia and The Democratic Republic of the Congo.

10.	Persons who are not party to any of the Document (other than beneficiaries under properly constituted trusts or persons acting pursuant to powers contained in a deed poll) under Cayman Islands law have no direct rights or obligations under such Document.

11.	All powers of attorney granted by the Company in the Document must be duly executed as deeds or under seal.

12.	All powers of attorney granted by the Company in the Document which by their terms are expressed to be irrevocable are valid and irrevocable only if given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee. Where a power of attorney granted by the Company is expressed to be irrevocable and is given to secure (a) a proprietary interest of the donee of the power or (b) the performance of an obligation owed to the donee, then, so long as the donee has that interest or the obligation remains undischarged, the power shall not be revoked (i) by the donor without the consent of the donee or (ii) by the death, incapacity or bankruptcy of the donor, or if the donor is a body corporate, by its winding-up or dissolution.

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SCHEDULE 4

Addressees

Ultragaz Participações S/A

Av. Brigadeiro Luis Antonio, 1343, 9° Andar

São Paulo - SP Brazil 01317-910

Oxiteno S.A.

Avenida Brigadeiro Luiz Antonio 1343, 9° Andar

São Paulo, SP, Brazil 01317-910

LPG International Inc.

Walkers SPV Limited

P.O. Box 908GT, Walker House,

Mary Street, George Town

Grand Cayman

Cayman Islands

JPMorgan Chase Bank, N.A.

4 New York Plaza – 15th Floor,

New York, NY 10004

USA